EXHIBIT 17.2


               EXHIBIT OF LETTER OF RESIGNATION OF DAVID LANDAUER.






                                                              13-9-01

                                                            00613 9533 7900

The Directors,
I.T. Technology, Inc.
34-36 Punt Road
Windsor  Vic 3181
Melbourne Australia

I am re-writing to confirm my resignation as a director from the board of I.T. Technology.

/s/ David Landauer
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D.A. LANDAUER